UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 27, 2012

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2361 McGaw Avenue

Irvine, Ca. 92614

(Address of principal executive offices, zip code)

(949) 769-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On February 27, 2012, Pro-Dex, Inc. (the “Company”) entered into and closed an Asset Purchase Agreement whereby it sold substantially all the assets of Pro-Dex Astromec, Inc. (“Astromec”), consisting of inventory, equipment and intangibles, and excluding cash, accounts receivable, and the parent-owned facility in which Astromec conducted its business, to SL Montevideo Technology, Inc. (“SLMTI”) for a cash payment of $830,000 (the “Closing Payment”). Astromec retained substantially all of its liabilities except for those liabilities associated with certain contracts and unfilled purchase orders assumed by SLMTI. The Closing Payment represents the estimated net book value of the acquired assets and is subject to an adjustment based on physical counts of the assets sold. The Company may also receive earnout payments, such payments to be based on revenues generated from the sale of (i) Astromec products and (ii) SLMTI products to Astromec prospects, over the ensuing three-year period. A copy of the Asset Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

The summary above does not include a description of all of the terms, conditions and other provisions of the Asset Purchase Agreement and is not intended to be a complete description, or a substitute for a full and complete reading, of the Asset Purchase Agreement. This summary is qualified in all respects by reference to the full text of the Asset Purchase Agreement.

Item 2.05	Costs Associated with Exit or Disposal Activities.

In connection with the Company’s sale of substantially all of the assets of Astromec, as described above, the Company expects to incur costs, aggregating an estimated $325,000. Such costs consist primarily of a broker’s fee, amounting to $100,000, and incentive retention bonuses, aggregating an estimated $150,000, that will be paid to certain of the Company’s employees. The broker’s fee became payable upon the closing of the sale, and incentive retention bonuses are expected to be incurred at various dates over the next 90 days.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Asset Purchase Agreement, dated February 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	PRO-DEX, INC (REGISTRANT).

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Asset Purchase Agreement, dated February 27, 2012.

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